Exhibit 5.1

OPINION OF PERKINS COIE LLP

July 11, 2016

tronc, Inc.

435 North Michigan Avenue

Chicago, Illinois  60611

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to 2,800,000 shares of common stock, par value $0.01 per share (the “Shares”), of tronc, Inc. (the “Company”) that may be issued under the tronc, Inc. 2014 Omnibus Incentive Plan, as amended (the “Plan”), together with attached preferred share purchase rights (the “Rights”) issuable by the Company pursuant to the Rights Agreement (the “Rights Agreement”), dated as of May 9, 2016, between the Company and Computershare Trust Company, N.A., as rights agent.

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that:

1.                   Any original issuance Shares that may be issued pursuant to the Plan, upon the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

2.                   The Rights attached to the Shares, when the Shares are issued in accordance with the terms of the Plan, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

Our opinion in paragraph 2:

(a)                does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time;

(b)                assumes that the members of the Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and

(c)                 addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights would result in invalidating such Rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP